Exhibit 10.5

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONTRIBUTION PROMISSORY NOTE

$16,545,596	July 1, 2007
Bothell, Washington

For value received Plexera Bioscience LLC, a Delaware limited liability company (“Payor” or the “Company”) promises to pay to Lumera Corporation, a Delaware corporation, or its assigns (the “Holder”) the principal sum of $16,545,596 with interest on the outstanding principal amount at the rate of 8.0% per annum, compounded annually (the “Interest Rate”). Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

1.  Payment. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal.

2.  Maturity. Unless this Note has been converted in accordance with the terms of Section 5 below, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on July 1, 2010 (the “Maturity Date”).

3.  Prepayment. This Note may not be prepaid, in whole or part, without the prior written consent of the Holder.

4.  Conversion.

(a)   Conversion. If, at any time during which this Note remains outstanding and prior to the Maturity Date, the Company offers and issues (the "Offering"), a series of new equity securities in a Qualified Financing, then this Note, including any accrued but unpaid interest thereon, shall convert into equity securities of the Company upon closing of such Offering at a price per share equal to the price per share of the equity securities sold in such Offering and subject to the same rights, preferences, privileges and obligations attached to shares of the equity securities issued in the Offering at the time of such conversion. For purposes of this Note, a “Qualified Financing” shall be either (a) a new investment of or a series of new investments that aggregate to at least [$5,000,000] cash by any person or entity (other than the members of the Company as of the date of this note) or (b) an initial public offering of securities of the Company registered under the Securities Act raising at least [$5,000,000].

(b)  Conversion Procedure.

(i) Upon any conversion pursuant to Section 4(a), the Company shall take all measures necessary or appropriate to permit such conversion to occur as promptly as practicable and otherwise comply with all of its obligations hereunder, including, but not limited to, (A) calling a special meeting of the Board of Directors and/or stockholders of the Company to authorize an amendment to the Company’s Certificate of Incorporation authorizing the applicable class or series of Company capital stock issuable upon conversion of the Note and, if necessary, the additional capital stock issuable upon conversion of the aforementioned capital stock, (B) filing such amendment with the Secretary of State of the State of Delaware, and (C) taking any other action necessary or appropriate to consummate the transactions contemplated hereby and to permit the conversion to occur as promptly as practicable. If at any time the number of authorized but unissued shares of Company capital stock are insufficient to permit the conversions contemplated by this Section 4, the Company shall take such actions as may be necessary to increase the Company’s authorized, unreserved and unissued shares of the applicable class or series of capital stock to such number of shares as shall be sufficient for such conversion. Upon delivery, all shares issued pursuant to this Section 4 shall be duly and validly issued, fully paid and non-assessable.

(ii)  No fractional shares or interest of capital stock of the Company, or scrip representing fractional shares or interests, shall be issued upon conversion of the Note pursuant to this Section 4. Any principal amount and accrued but unpaid interest not converted into the capital stock because of the restrictions of the preceding sentence shall be paid by the Company to the Holder in immediately available funds on the date of the conversion. If this Note is converted into capital stock of the Company, this Note shall be treated by the Company as surrendered for cancellation and exchanged into such capital stock and this Note will be deemed, for all purposes, to be canceled on the books of the Company and the obligation represented by this Note so terminated. The Company shall, as soon as practicable after receipt of this Note marked cancelled, issue and deliver to the Holder at its designated address a certificate or certificates for the number of shares of capital stock to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and Federal securities laws in the opinion of counsel to the Company), together with immediately available funds payable to the Holder for any cash amounts payable as described in this clause (ii).

5.  Liquidity Event. If the Company shall determine to engage in any transaction which would result in a Liquidity Event (defined below) at any time while this Note remains outstanding, the Company shall deliver to the Holder written notice thereof (the “Company Liquidity Notice”), including a summary of the material terms of such Liquidity Event to the Holder not less than 15 days prior to the consummation of such Liquidity Event (or such shorter period as may be approved by the Holder). Upon the consummation of a Liquidity Event and delivery by the Holder of this Note, the Holder may direct the Company to pay the Holder, in cash, an amount equal to the outstanding principal amount of this Note, plus accrued but unpaid interest thereon or to convert this Note into equity securities in accordance with Section 4(a). The term “Liquidity Event” means the consummation of a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company, or other transaction or series of related transactions, in either case resulting in the disposition of more than fifty percent (50%) of the voting power of the Company; provided, however, that a Qualified Financing shall not, in any event, be deemed to be a Liquidity Event.

6.  Events of Default. For purposes of this Note, “LIBOR” shall mean the London Inter Bank Offered Rate. If there shall be any Event of Default hereunder upon the declaration of the Holder, at the option of the Holder and upon written notice to the Payor, this Note shall (a) remain outstanding, and the Interest Rate shall increase (subject to applicable law) to LIBOR plus 8%, compounded annually, (b) accelerate, in which case all principal and unpaid accrued interest shall become due and payable, or (c) if a Qualified Financing has occurred, convert into equity securities in accordance with Section 4. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)  Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)  Payor defaults in its performance of any covenant under the Intercompany Services Agreement, effective as of July 1, 2007, by and between Payor and the Holder;

(c)  Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)  An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor; or

(e)  Default in payment of indebtedness for money borrowed in excess of $500,000 that gives the holder of that debt the right to accelerate payment.

7.  Costs. In the event of any default hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

8.  Waiver of Demand. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

9.  Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without reference to the conflict of laws provisions thereof.

10.  Seniority. The indebtedness evidenced by this Note is senior in right of payment to all of the Company’s other indebtedness for money borrowed after the date hereof.

11.  Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of Payor and the Holder.

12.  Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c)  5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(a)	If to the Holder:

19910 North Creek Parkway
Bothell, Washington 98011
(425) 415-6900
Attention: Chief Financial Officer

(b)	If to the Company:

19910 North Creek Parkway
Bothell, Washington 98011
(425) 415-6900
Attention: Chief Financial Officer

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attn: Christopher A. Austin, Esq.
Fax: (617) 951-7000

13.  Transfers. This Note, and all rights hereunder, are transferable, in whole or in part by the Holder thereof.

IN WITNESS WHEREOF, the Company has executed this Note as of the date first written above.

Plexera Bioscience LLC

By:	___________________________________
Name:	___________________________________
Title:	___________________________________

[Signature Page to Contribution Note]